LEEB CAPITAL MANAGEMENT, INC.

Proxy Voting

Implementation Date: February 2005

Issue

Rule 206(4)-6 under the Advisers Act requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients. The Rule further requires the adviser to provide a concise summary of the adviser’s proxy voting process and offer to provide copies of the complete proxy voting policy and procedures to clients upon request. Lastly, the Rule requires that the adviser disclose to clients how they may obtain information on how the adviser voted their proxies.

LCM votes proxies for a small minority of its clients and has adopted and implemented this Proxy Voting Policy and Procedures. Any questions about this document should be directed to the Compliance Officer or President.

Risks

In developing this policy and procedures, LCM considered numerous risks associated with its voting of client proxies. This analysis includes risks such as:

•	LCM does not maintain a written proxy voting policy as required by Rule 206(4)-6.

•	Proxies are not voted in clients’ best interests.

•	Proxies are not identified and voted in a timely manner.

•	Conflicts between LCM’s interests and the client are not identified; therefore, proxies are not voted appropriately.

•	Proxy voting records and client requests to review proxy votes are not maintained.

LCM has established the following guidelines to effectuate and monitor its proxy voting policy and procedures.

Policy

It is the policy of LCM to vote client proxies in the interest of maximizing Shareholder Value. To that end, LCM will vote in a way that it believes, consistent with its fiduciary duty, will cause the value of the issue to increase the most or decline the least. Consideration will be given to both the short and long term implications of the proposal to be voted on when considering the optimal vote.

Any general or specific proxy voting guidelines provided by an advisory client or its designated agent in writing will supersede this policy. Clients may wish to have their proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

LCM shall be responsive to requests by its registered investment company (MegaTrends Fund) client for information regarding proxy voting matters.

Procedures for Identification and Voting of Proxies

These proxy voting procedures are designed to enable LCM to resolve material conflicts of interest with clients before voting their proxies in the interest of shareholder value.

1.	LCM shall maintain a list of all clients for which it votes proxies either in hard copy or electronically.

As part of the account opening procedure, the Director of Marketing will inform the CCO that LCM must vote proxies for the new client.

2.

LCM shall work with the client to ensure that LCM is the designated party to receive proxy voting materials from companies or intermediaries. To that end, new account forms of broker-dealers/custodians will state that LCM should receive this documentation. The designation may also be made by telephoning contacts and/or client service representatives at broker-dealers/custodians.

3.	The Assistant Portfolio Managers shall receive all proxy voting materials and will be responsible for ensuring that proxies are voted and submitted in a timely manner.

4.	The Assistant Portfolio Managers will review the list of clients and compare the record date of the proxies with a security holdings list for the security or company soliciting the proxy vote.

For any client who has provided specific voting instructions, the Assistant Portfolio Managers shall vote that client’s proxy in accordance with the client’s written instructions.

Proxies of clients who have selected a third party to vote proxies, and whose proxies were received by LCM, shall be forwarded to the designee for voting and submission.

Proxies received after the termination date of a client relationship will not be voted. Such proxies should be delivered to the last known address of the client or to the intermediary who distributed the proxy with a written or oral statement indicating that the advisory relationship has been terminated and that future proxies for the named client should not be delivered to LCM.

5.

The IC will reasonably try to assess any material conflicts between LCM’s interests and those of its clients with respect to proxy voting by considering the situations identified in the Conflicts of Interest section of this document. The manner in which LCM votes proxies shall be reflective of its acknowledgment of conflicts in the proxy voting process. The IC may discuss any issues regarding conflicts of interest with the CCO and other relevant LCM Employees.

6.

So long as there are no material conflicts of interest identified, LCM will vote proxies according to the policy set forth above. LCM may also elect to abstain from voting if it deems such abstinence in its clients’ best interests. The rationale for “abstain” votes will be documented and the documentation will be maintained in the permanent file.

7.

LCM is not required to vote every client proxy and such should not necessarily be construed as a violation of LCM’s fiduciary obligations. LCM shall at no time ignore or neglect its proxy voting responsibilities for those clients in which it accepts the proxy voting responsibility. However, there may be times when refraining from voting is in the client’s best interest, such as when an adviser’s analysis of a particular client proxy reveals that the cost of voting the proxy may exceed the expected benefit to the client (i.e., casting a vote on a foreign security may require that the adviser engage a translator or travel to a foreign country to vote in person). Such position also complies with Interpretive Bulletin 94-2 of the DOL.

8.

The Assistant Portfolio Managers must inform the CCO of instances that may prove voting proxies impractical for the client from a cost standpoint. The Compliance Officer shall then be responsible for conducting the proxy voting cost-benefit analysis in those certain situations. The Compliance Officer shall maintain documentation of any cost/benefit analysis with respect to client proxies that were not voted by LCM.

9.

If the IC detects a conflict of interest, LCM will, at its expense, engage the services of an outside proxy voting service or consultant who will provide an independent recommendation on the direction in which LCM should vote on the proposal. The proxy voting service’s or consultant’s determination will be binding on LCM. LCM shall additionally complete the Report of Proxy Voting Conflicts Form included as part of this policy as Attachment A.

10.	The Assistant Portfolio Managers shall collect and submit the proxy votes in a timely manner.

11.

The Compliance Officer will report any attempts by LCM’s personnel to influence the voting of client proxies in a manner that is inconsistent with LCM’s Proxy policy. Such report shall be made to LCM’s President, or if the President is the person attempting to influence the voting, then to LCM’s outside counsel.

12.	All proxy votes will be recorded and the following information will be maintained:

•	The name of the issuer of the portfolio security;

•	The exchange ticker symbol of the portfolio security;

•	The Council on Uniform Securities Identification Procedures ("CUSIP") number for the portfolio security;

•	The shareholder meeting date;

•	The number of shares LCM is voting on firm-wide;

•	A brief identification of the matter voted on;

•	Whether the matter was proposed by the issuer or by a security holder;

•	Whether or not LCM cast its vote on the matter;

•	How LCM cast its vote (e.g., for or against proposal, or abstain; for or withhold regarding election of directors);

•	Whether LCM cast its vote with or against management; and

•	Whether any client requested an alternative vote of its proxy.

In the event that LCM votes the same proxy in two directions, it shall maintain documentation to support its voting (this may occur if a client requires LCM to vote a certain way on an issue, while LCM deems it beneficial to vote in the opposite direction for its other clients) in the permanent file.

Conflicts of Interest

Although LCM has not currently identified any material conflicts of interest that would affect its proxy voting decisions, it is aware of the following potential conflicts that could exist in the future:

•

Conflict: LCM retains an institutional client, or is in the process of retaining an institutional client that is affiliated with an issuer that is held in LCM’s client portfolios. For example, LCM may be retained to manage Company A’s pension fund. Company A is a public company and LCM client accounts hold shares of Company A. This type of relationship may influence LCM to vote with management on proxies to gain favor with management. Such favor may influence Company’s decision to continue its advisory relationship with LCM.

•

Conflict: LCM retains a client, or is in the process of retaining a client that is an officer or director of an issuer that is held in LCM’s client portfolios. The similar conflicts of interest exist in this relationship as discussed above.

•

Conflict: LCM’s Employees maintain a personal and/or business relationship (not an advisory relationship) with issuers or individuals that serve as officers or directors of issuers. For example, the spouse of an LCM Employee may be a high-level executive of an issuer that is held in LCM’s client portfolios. The spouse could attempt to influence LCM to vote in favor of management.

•

Conflict: LCM or an Employee(s) personally owns a significant number of an issuer’s securities that are also held in LCM’s client portfolios. For any number of reasons, an Employee(s) may seek to vote proxies in a different direction for his/her personal holdings than would otherwise be warranted by the proxy voting policy. The Employee(s) could oppose voting the proxies according to the policy and successfully influence LCM to vote proxies in contradiction to the policy.

•

Conflict: LCM or its affiliate has a financial interest in the outcome of a vote, such as when LCM receives distribution fees (i.e., Rule 12b-1 fees) from mutual funds that are maintained in client accounts and the proxy relates to an increase in 12b-1 fees.

Resolution: Upon the detection of a material conflict of interest, the procedure described under

Procedure 9 of the Procedures for Identification and Voting of Proxies section above will be followed.

LCM realizes that due to the difficulty of predicting and identifying all material conflicts, it must rely on its Employees to notify the IC or CCO of any material conflict that may impair LCM’s ability to vote proxies in an objective manner.

In addition, any attempts by others within LCM to influence the voting of client proxies in a manner that is inconsistent with the proxy voting policy shall be reported to the Compliance. The Compliance Officer shall report the attempt to the President and may also elect to involve outside consultants/legal counsel.

Recordkeeping

LCM must maintain the documentation described in the following section for a period of not less than six (6) years (due to the registered investment company), the first two (2) years at its principal place of business. The Assistant Portfolio Managers and Compliance Officer will be responsible for the following procedures and for ensuring that the required documentation is retained.

Client request to review proxy votes:

•

Any request, whether written (including e-mail) or oral, received by any Employee of LCM, must be promptly reported to the Compliance Officer. All written requests must be retained in the permanent file.

•

The Compliance Officer and/or Assistant Portfolio Managers will record the identity of the client, the date of the request, and the disposition (e.g., provided a written or oral response to client’s request, referred to third party, not a proxy voting client, other dispositions, etc.) in a suitable place.

•

In order to facilitate the management of proxy voting record keeping process, and to facilitate dissemination of such proxy voting records to clients, the Compliance Officer and/or Assistant Portfolio Manager may distribute to any client requesting proxy voting information the complete proxy voting record of LCM for the period requested. Reports containing proxy information of only those issuers held by a certain client are not required to be created or distributed.[1]

Any report disseminated to a client(s) will contain the following legend:

“This report contains the full proxy voting record of Leeb Capital Management, Inc. If securities of a particular issuer were held in your account on the date of the shareholder meeting indicated, your proxy was voted in the direction indicated (absent your expressed written direction otherwise).”

•

Furnish the information requested, free of charge, to the client within a reasonable time period (within 10 business days). Maintain a copy of the written record provided in response to client’s written (including e-mail) or oral request. A copy of the written response should be attached and maintained with the client’s written request, if applicable and maintained in the permanent file.

•	Clients are permitted to request the proxy voting record for the 5 year period prior to their request.

Proxy Voting Policy and Procedures:

•	Proxy Voting Policy and Procedures.

Proxy statements received regarding client securities:

•	Upon receipt of a proxy, copy or print a sample of the proxy statement or card and maintain the copy in a central file along with a sample of the proxy solicitation instructions.

Note: LCM is permitted to rely on proxy statements filed on the SEC’s EDGAR system instead of keeping its own copies.

_________________________

1               For clients who have provided LCM with specific direction on proxy voting, the Compliance Officer and/or Assistant Portfolio Managers will review the proxy voting record and permanent file in order to identify those proposals voted differently than how LCM voted clients not providing direction.

Proxy voting records:

•	A record of how LCM voted proxies.

•	Documents prepared or created by LCM that were material to making a decision on how to vote, or that memorialized the basis for the decision.

•

Documentation or notes or any communications received from third parties, other industry analysts, third party service providers, company’s management discussions, etc. that were material in the basis for the decision.

Disclosure

•	LCM will ensure that Part II of Form ADV is updated as necessary to reflect: (i) all material changes to the Proxy Voting Policy and Procedures; and (ii) regulatory requirements.

Proxy Solicitation

As a matter of general practice, it is LCM’s policy to not reveal or disclose to any client how LCM may have voted (or intends to vote) on a particular proxy until after such proxies have been counted at a shareholder’s meeting. In the event that a client seeks such information, the Employee receiving the request must inform the Compliance Officer, who along with the President will determine whether or not to release such information. LCM will never disclose such information to unrelated third parties.

The Compliance Officer is to be promptly informed of the receipt of any solicitation from any person to vote proxies on behalf of clients. At no time may any Employee accept any remuneration in the solicitation of proxies. The Compliance Officer shall handle all responses to such solicitations following a discussion of the matter with the President and/or additional appropriate Employees.

Procedures for LCM’s Receipt of Class Actions

LCM recognizes that as a fiduciary it has a duty to act with the highest obligation of good faith, loyalty, fair dealing and due care.  When a recovery is achieved in a class action, investors who owned shares in the company subject to the action have the option to either: (1) opt out of the class action and pursue their own remedy; or (2) participate in the recovery achieved via the class action.  Collecting the recovery involves the completion of a Proof of Claim form which is submitted to the Claims Administrator.  After the Claims Administrator receives all Proof of Claims, it dispenses the money from the settlement fund to those persons and entities with valid claims.

If “Class Action” documents are received by LCM for a client, LCM will gather any requisite information it has and forward to the client, to enable the client to file the “Class Action” at the client’s discretion.  The decision of whether to participate in the recovery or opt-out may be a legal one that LCM is not qualified to make for the client.  Therefore LCM will not file “Class Actions” on behalf of any client.

Attachment A

LEEB CAPITAL MANAGEMENT, INC.

Report of Proxy Voting Conflicts

To:	Mr. Stephen Leeb, President
Mr. Jack Horner, Chief Executive Officer
Mr. Steven Fishman, Chief Compliance Officer

From:	(NAME)

Date:	(DATE)

Re:	Proxy Voting Conflict of Interest

________________________________________________________________________

Rule 206(4)-6 (the “Rule”) under the Investment Advisers Act of 1940 (“Advisers Act”) requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients. A challenging aspect to Rule 206(4)-6 has been an adviser’s identification of material conflicts of interest that may influence the manner in which it votes proxies.

I have listed below the conflicts of interest that came to my attention and the manner in which such conflicts were mitigated:

Name:	________________________________________________________

Signature:	________________________________________________________

Date:	________________________________________________________